[ARTHUR COX LETTERHEAD]

16 February 2012

To:	Board of Directors
Alkermes plc
Treasury Building
Lower Grand Canal Street
Dublin 2
Ireland

Re:	Alkermes plc - registration statement on Form S-8 in relation to the Plans

Dear Sirs,

1.	Basis of Opinion

1.1
We are acting as Irish counsel to Alkermes plc, registered number 498284, a public company limited by shares, incorporated under the laws of Ireland, with its registered office at Treasury Building, Lower Grand Canal Street, Dublin 2 (the “Company”), in connection with the registration statement on Form S-8 to be filed with the United States Securities and Exchange Commission (the “SEC”) on the date hereof (the Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to up to 28,912,912 ordinary shares with nominal value US$0.01 per share of the Company (the “Shares”) that may be delivered pursuant to the Company’s 2011 Stock Option and Incentive Plan (the “2011 Plan”), the Alkermes plc Amended and Restated 2008 Stock Option and Incentive Plan (the “2008 Plan”) and certain prior equity plans of Alkermes, Inc., being the Alkermes, Inc. 2006 Stock Option Plan for Non-Employee Directors (as amended and approved on 9 October 2007), the Alkermes, Inc. 2002 Restricted Stock Award Plan (as amended and approved on 9 October 2007), the Alkermes, Inc. Amended and Restated 1999 Stock Option Plan (as amended and approved on 9 October 2007), the Alkermes, Inc. 1998 Equity Incentive Plan (as amended and approved on 2 November 2006), and the Alkermes, Inc. Stock Option Plan for Non-Employee Directors (as amended and approved on 9 September 2003) (together the “Alkermes, Inc. Plans” and together with the 2008 Plan and the 2011 Plan, the “Plans”).

1.2
This Opinion is confined to and given in all respects on the basis of the laws of Ireland (meaning Ireland exclusive of Northern Ireland) in force as at the date hereof as currently applied by the courts of Ireland. We have made no investigation of and we express no opinion as to the laws of any other jurisdiction or the effect thereof.

1.3	This Opinion is also strictly confined to:

(a)	the matters expressly stated herein at paragraph 2 below and is not to be read as extending by implication or otherwise to any other matter;

(b)	the Plans’ Documents (as defined in the Schedule); and

(c)	the searches listed at 1.5 below.

We express no opinion, and make no representation or warranty, as to any matter of fact or in respect of any documents which may exist in relation to the Plans other than the Plans’ Documents.

1.4	For the purpose of giving this Opinion, we have examined copies sent to us by email in pdf or other electronic format of the Plans’ Documents.

1.5
For the purpose of giving this Opinion, we have caused to be made legal searches against the Company on 15 February 2012 on the file of the Company maintained by the Irish Registrar of Companies in Dublin for returns of allotments, special resolutions amending the memorandum and articles of association of the Company and notice of the appointment of directors and secretary of the Company and for the appointment of any receiver, examiner or liquidator.

1.6	This Opinion is governed by and is to be construed in accordance with the laws of Ireland as interpreted by the courts of Ireland at the date hereof. This Opinion speaks only as of its date.

2.	Opinion

Subject to the assumptions and qualifications set out in this Opinion and to any matters not disclosed to us, we are of the opinion that:

2.1	The Company is a public company limited by shares, is duly incorporated and validly existing under the laws of Ireland and has the requisite corporate authority to issue the Shares.

2.2
When the Shares have been issued (and, if required, paid for in cash) pursuant to and in accordance with the terms and conditions referred to or summarized in the applicable resolutions and the Plans, the Shares will be validly issued, fully paid up and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

3.	Assumptions

For the purpose of giving this Opinion, we assume the following without any responsibility on our part if any assumption proves to have been untrue as we have not verified independently any assumption:

The Registration Statement and the Plans

3.1
that any awards granted pursuant to the Plans will be paid up in consideration of the receipt by the Company prior to, or simultaneously with, the issue of the Shares pursuant thereto of cash at least equal to the nominal value of such Shares and that where Shares are issued under the Plans without the requirement for the payment of cash consideration by or on behalf of the relevant beneficiary, then such shares shall either be fully paid up by the Company or one of its subsidiaries within the time permitted by Section 29(1) of the Companies (Amendment) Act 1983 (and, in the case of the Company or a subsidiary incorporated in Ireland, in a manner permitted by section 60(12) of the Companies Act 1963 (as amended)) or issued for consideration as set out in Section 30(2) of the Companies (Amendment) Act 1983;

3.2	that the filing of the Registration Statement with the SEC has been authorized by all necessary actions under all applicable laws other than Irish law;

3.3
that the exercise of any options granted under the Plans and the issue of the Shares upon exercise of such options (and the issue of the Shares in connection with any other awards granted under the Plans) will be conducted in accordance with the terms and the procedures described in the Plans and the applicable award agreement;

3.4	that the Company has sufficient share capital to issue the required number of shares to be delivered to recipients of any awards granted under the Plans;

Authenticity and bona fides

3.5
the completeness and authenticity of all documents submitted to us as originals or copies of originals and (in the case of copies) conformity to the originals of copy documents and the genuineness of all signatories, stamps and seals thereon;

3.6
where incomplete Plans’ Documents have been submitted to us or signature pages only have been supplied to us for the purposes of issuing this Opinion, that the originals of such Plans’ Documents correspond in all respects with the last draft of the complete Plans’ Documents submitted to us;

3.7
that the copies produced to us of minutes of meetings and/or of resolutions correctly record the proceedings at such meetings and/or the subject matter which they purport to record and that any meetings referred to in such copies were duly convened, duly quorate and held, that those present at any such meetings were entitled to attend and vote at the meeting and acted bona fide throughout and that no further resolutions have been passed or other action taken which would or might alter the effectiveness thereof;

3.8
that the Memorandum and Articles of Association of the Company amended on 15 September 2011 are the current Memorandum and Articles of Association of the Company, are up to date and have not been amended or superseded and that there are no other terms governing the Shares other than the those set out in the Memorandum and Articles of Association of the Company;

Accuracy of searches and warranties

3.9
the accuracy and completeness of the information disclosed in the searches referred to in paragraph 1.5 above and that such information has not since the time of such search or enquiry been altered.  It should be noted that searches at the Companies Registration Office, Dublin, do not necessarily reveal whether or not a prior charge has been created or a resolution has been passed or a petition presented or any other action taken for the winding-up of or the appointment of a receiver or an examiner to the Company;

3.10	the truth, completeness and accuracy of all representations and statements as to factual matters contained in the Plans’ Documents; and

Commercial Benefit

3.11
that the Plans’ Documents have been entered into for bona fide commercial purposes, on arm’s length terms and for the benefit of each party thereto and are in those parties’ respective commercial interest and for their respective corporate benefit.

4.	Disclosure

This Opinion is addressed to you in connection with the registration of the Shares with the SEC. We hereby consent to the inclusion of this Opinion as an exhibit to the Registration Statement to be filed with the SEC. In giving this consent, we do not thereby admit that we are in a category of person whose consent is required under Section 7 of the Securities Act.

Yours faithfully,

/s/ Arthur Cox
ARTHUR COX

SCHEDULE

The Plans’ Documents

1.	A copy of the form of the Registration Statement to be filed by the Company with the SEC;

2.	A copy of the 2008 Plan;

3.	A copy of the 2011 Plan;

4.	A copy of each of the Alkermes, Inc. Plans;

5.	A copy of the shareholders’ resolution of the Company adopting the Memorandum and Articles of Association of the Company dated 15 September 2011;

6.
A copy of the resolution of the board of directors of the Company regarding the approval of, among other things, the assumption of the Alkermes, Inc. Plans and the adoption of the 2008 Plan and the 2011 Plan and authorising the directors to take any actions and prepare any documents that are necessary to achieve the assumption of the Alkermes, Inc. Plans and to implement the 2008 Plan and the 2011 Plan, subject in the case of the 2011 Plan to the requirements of any applicable regulator, including the SEC, dated 16 September 2011;

7.	A copy of the shareholders’ resolution of the Company approving, among other things, the adoption of the 2008 Plan dated 16 September 2011;

8.	Deed Poll of Assumption executed by the Company on 16 September 2011 regarding, among other things, the adoption of the Alkermes, Inc. Plans and the 2008 Plan;

9.	A copy of the resolution of the board of directors of the Company regarding the approval and adoption of, among other things, the 2011 Plan dated 5 October 2011;

10.	A copy of the resolution of the compensation committee of the board of directors of the Company regarding the approval and adoption of, among other things, the 2011 Plan dated 31 October 2011;

11.	A corporate certificate of the Secretary of the Company dated 16 February 2012;

12.	A copy of the Memorandum and Articles of Association of the Company in the form adopted by resolution of the shareholders of the Company on 15 September 2011;

13.	A copy of the Certificate of Incorporation of the Company dated 4 May 2011;

14.	A copy of the Certificate of Incorporation on re-registration as a public limited company dated 25 July 2011;

15.	A copy of the Certificate of Incorporation of Change of Name of the Company dated 14 September 2011; and

16.	Letter of Status from the Irish Companies Registration Office dated 15 February 2012.